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                                                                      EXHIBIT 99
[MINNESOTA POWER LOGO]

                                               FOR RELEASE:   September 16, 2004

                                               CONTACT:       Eric Olson
                                                              (218) 723-3947
                                                              eolson@allete.com


           MINNESOTA POWER FORECASTS REGIONAL ENERGY DEMAND GROWTH
           -------------------------------------------------------

DULUTH, Minn.--Minnesota Power, a division of Duluth-based ALLETE, Inc. (NYSE:
ALE) predicts energy demand by customers in its service territory will increase at an average annual rate of 1.7% over the next decade, according to a report filed with the Minnesota Public Utilities Commission (MPUC). The MPUC requires all Minnesota electric utilities to periodically file a "Resource Plan" which outlines their best estimates of future energy needs and how those needs can best be met.

"A core underlying growth of 20 to 30 megawatts per year primarily from residential and smaller commercial expansion is consistent and apparent," the report stated. Large energy users in northeastern Minnesota, such as taconite processing facilities and paper mills, also show a sustainable positive outlook, according to the report. Domestic steel industry consolidations have reached fruition while the global markets for steel, and consequently, taconite have improved considerably. A dramatic increase in the demand for Minnesota taconite began in early 2004. Paper customers also have seen significant price increases.

Aside from an increase in system energy requirements, Minnesota Power will also realize a reduction in generating resource supply over the next few years under the terms of a long-term energy supply contract with a neighboring utility. The combination of increased demands and reduced supply means Minnesota Power will need to secure additional energy to make up for the shortfall.

"We're well-positioned to provide for whatever energy needs arise in our region," said Don Shippar, ALLETE President and CEO. "Utilities need to take a long-term view in order to ensure energy needs are met, and this resource plan provides key stakeholders and the public with a useful overall blueprint for future energy supply and demand requirements."

In its report Minnesota Power provides several options designed to meet the predicted growing energy demand in the service territory. The options range from purchasing additional power to building new energy generation facilities.

The company will work with state regulators and stakeholders over the next several months to discuss the plan content, and the MPUC will formally consider the plan in early 2005.

MINNESOTA POWER, HEADQUARTERED IN DULUTH, MINNESOTA, IS ONE OF THE COMPANIES OF ALLETE, INC. (NYSE:ALE). IT IS A LOW-COST ELECTRIC UTILITY THAT SERVES SOME OF THE LARGEST INDUSTRIAL CUSTOMERS IN THE UNITED STATES. LEARN MORE ABOUT MINNESOTA POWER AT WWW.MNPOWER.COM AND ABOUT ALLETE AT WWW.ALLETE.COM.


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   Minnesota Power, Inc. - 30 West Superior Street, Duluth, Minnesota 55802
                                www.mnpower.com